Filed Pursuant to Rule 433
Registration Statement No. 333-197364

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Russell 2000® Index due May 4, 2018
Term Sheet to Pricing Supplement dated October 30, 2015

Summary of terms

Issuer	The Toronto-Dominion Bank (“TD”)
Term	Approximately 2.5 years
Reference Asset	Russell 2000® Index
Pricing Date	October 30, 2015
Issue Date	November 4, 2015
Principal Amount	$1,000 per Security
Payment at Maturity	See “How the payment at maturity is calculated” on page 3
Maturity Date	May 4, 2018
Initial Level	1,161.863, which was the closing level of the Reference Asset on the Pricing Date
Final Level	The closing level of the Reference Asset on the Valuation Date
Percentage Change	Final Level - Initial Level Initial Level
Maximum Redemption Amount	125.50% of the principal amount of the Securities ($1,255 per $1,000 principal amount of the Securities)
Buffer Level	1,045.6767, which is 90% of the Initial Level
Buffer Percentage	10%
Leverage Factor	150%
Valuation Date	April 27, 2018
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof Up to 2.49%, of which dealers, including Wells
Underwriting Discount and Commission	Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	89114QTY4 / US89114QTY43*

Investment description

•	Linked to the Russell 2000® Index
•	Unlike ordinary debt securities, the Principal at Risk Securities (the “Securities”) do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Reference Asset from the Initial Level to the Final Level.

The payment at maturity will reflect the following terms:

o	If the level of the Reference Asset increases:

You will receive the principal amount plus 150% participation in the upside performance of the Reference Asset, subject to the Maximum Redemption Amount of 125.50% of the principal amount of the Securities

o	If the level of the Reference Asset decreases but the decrease is not more than 10%:

You will be repaid the principal amount

o	If the level of the Reference Asset decreases by more than 10%:

You will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the level of the Reference Asset in excess of 10%

•	Investors may lose up to 90% of the principal amount
•	Any payments on the Securities are subject to our credit risk. The Securities are unsecured and are not savings accounts or insured deposits of a bank.
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities as of the Pricing Date, based on our internal pricing models, is $968.60 per Security, which is less than the public offering price. See “Additional Information Regarding Our Estimated Value of the Securities” on page 13 of the accompanying pricing supplement.

* Please note the CUSIP/ISIN numbers differ from the numbers provided in the Preliminary Pricing Supplement dated October 9, 2015. Accordingly, the numbers provided above will be the CUSIP/ISIN numbers to be used in connection with these Securities.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-5 of the accompanying pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement MLN-EI-1 dated August 31, 2015 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 28, 2014 (the “prospectus”).

This introductory term sheet does not provide all of the information that an investor should consider.

Investors should carefully review the accompanying pricing supplement, product prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisors.

As used in this introductory term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

Hypothetical payout profile

The profile to the right is based on the Maximum Redemption Amount of 125.50% or $1,255.00 per $1,000 principal amount, the Leverage Factor of 150% and the Buffer Level equal to 90% of the Initial Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Level and whether you hold your Securities to maturity.

*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical returns

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
2,323.726	100.00%	$1,255.00	25.50%
2,033.260	75.00%	$1,255.00	25.50%
1,742.795	50.00%	$1,255.00	25.50%
1,626.608	40.00%	$1,255.00	25.50%
1,510.422	30.00%	$1,255.00	25.50%
1,394.236	20.00%	$1,255.00	25.50%
1,359.380	17.00%	$1,255.00	25.50%
1,278.049	10.00%	$1,150.00	15.00%
1,219.956	5.00%	$1,075.00	7.50%
1,190.910	2.50%	$1,037.50	3.75%
1,161.863(2)	0.00%	$1,000.00	0.00%
1,132.816	-2.50%	$1,000.00	0.00%
1,103.770	-5.00%	$1,000.00	0.00%
1,045.677	-10.00%	$1,000.00	0.00%
929.490	-20.00%	$900.00	-10.00%
813.304	-30.00%	$800.00	-20.00%
697.118	-40.00%	$700.00	-30.00%
580.932	-50.00%	$600.00	-40.00%
290.466	-75.00%	$350.00	-65.00%
0.000	-100.00%	$100.00	-90.00%

1 The “return” as used in this introductory term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1000.

2 Initial Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity will depend on the actual Final Level.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

How the payment at maturity is calculated

The payment at maturity will be determined as follows:

•	If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount of the Securities equal to the lesser of:
(i)	Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)	the Maximum Redemption Amount.
•	If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and –10%), then the investor will receive only $1,000 per $1,000 principal amount of the Securities.
•	If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between –10% and -100%), then the investor will receive less than $1,000 per $1,000 principal amount of the Securities, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Level is less than Buffer Level, the investor will receive less, and possibly 90% less, than the principal amount of the Securities at maturity.

Russell 2000® Index daily closing levels*

* The graph above sets forth the information relating to the historical performance of the Reference Asset. The dotted line presents the Buffer Level of 1,045.6767, which is equal to 90% of the closing level of the Reference Asset on October 30, 2015.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov. Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

Selected risk considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus. Please review those risk disclosures carefully.

•	Principal at Risk. Investors in the Securities Could Lose a Substantial Portion of Their Principal Amount If There Is a Decline in the Level of the Reference Asset.
•	The Securities Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Return Will Be Limited by the Maximum Redemption Amount and May Be Lower than the Return on a Direct Investment in the Reference Asset.
•	Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset.
•	An Investment in the Securities is Subject to Risks Associated with Investing in Stocks with a Small Market Capitalization.
•	The Estimated Value of Your Securities is Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Might have been Lower if Such Estimated Value had been Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.
•	The Estimated Value of the Securities is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.
•	The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Securities and Maybe Lower Than the Estimated Value of Your Securities.
•	The Temporary Price at Which We May Initially Buy The Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	Market Disruption Events and Adjustments. The Payment at Maturity and the Valuation Date Are Subject to Postponement as Described in the Product Prospectus Supplement.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

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TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES